                                                                     Exhibit 99





FOR IMMEDIATE RELEASE

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380

         INTELLIGROUP ANNOUNCES RECEIPT OF DELISTING NOTICE FROM NASDAQ
                            COMPANY INTENDS TO APPEAL

EDISON, N.J., August 19, 2004 /PRNewswire-FirstCall/ -- Intelligroup, Inc., (Nasdaq: ITIGE), a leading global provider of strategic IT outsourcing services, today announced that as of the opening of business on August 19, 2004, the Company's ticker symbol was changed from "ITIG" to "ITIGE". The Company's common stock continues to be traded on the NASDAQ National Market.

The Company received a delisting notice from the NASDAQ Listing Qualifications Department ("the Staff") citing the Company's failure to timely file its quarterly report for the second quarter of 2004 in accordance with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14). The notice indicates that the Company's common stock is subject to delisting from the NASDAQ National Market at the opening of business on August 26, 2004, unless the Company requests a hearing in accordance with the NASDAQ Marketplace Rules. The Company plans to request a hearing in accordance with the NASDAQ rules to appeal the Staff's determination.

As previously announced, the Company anticipates filing its quarterly report for the second quarter 2004 by September 17, 2004.

As a reminder, the Company has scheduled a conference call for August 24, 2004 at 8:30 a.m. EDT. A live broadcast of the call can be accessed on the web at http://www.intelligroup.com, or by telephone at (800) 289-0544 (United States) or (913) 981-5533 (International), access code Intelligroup. Please access the web site before 8:15 a.m. to register, download any necessary software and access any accompanying presentation materials. For those who cannot access the live event, the conference call will be archived on the Intelligroup website for 12 months.

A replay of the conference call will also be available by telephone 24 hours a day from 11:30 a.m. EDT on Tuesday, August 24, 2004 through 12:00 a.m. EDT on Tuesday, September 14, 2004, by calling (888) 203-1112 in the United States or
(719) 457-0820 internationally, access code 296888.

ABOUT INTELLIGROUP

Intelligroup, Inc. is a leading global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations.

The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.